Exhibit 99.1

Evolution Announces Results for Fiscal 2020 First Quarter,
Announces Asset Acquisition, and
Declares Quarterly Common Stock Dividend

Houston, TX, November 6, 2019 - Evolution Petroleum (NYSE American: EPM) ("Evolution" or the "Company") today reported financial and operating highlights for its fiscal first quarter ended September 30, 2019 (its first fiscal quarter of 2020), with comparisons to the fiscal fourth quarter ended June 30, 2019 (the "prior quarter") and the quarter ended September 30, 2018 (the "year-ago quarter").
Highlights for the Quarter:

•	Distributed the twenty-fourth consecutive quarterly cash dividend on common shares and declared the twenty-fifth quarterly dividend of $0.10 per share payable on December 31, 2019

•	Appointed Jason E. Brown as President and Chief Executive Officer on July 10, 2019

•	Ended the current quarter with $31.7 million of working capital and remained debt free

•	Recorded revenues of $9.2 million for the current quarter, an 11.8% decrease from the prior quarter primarily due to lower commodity pricing

•	Production expenses were $3.1 million for the current quarter, a 13.3% decrease compared to the prior quarter and a 10.7% decrease from the year-ago quarter

•	Net income was $2.8 million for the current quarter, compared to $3.3 million in the prior quarter and $5.8 million in the year-ago quarter

•	Repurchased 222,437 outstanding shares at a cost of $1.3 million during the quarter and subsequent to quarter end repurchased an additional 67,710 outstanding shares at a cost of $0.4 million.
“Evolution started off the fiscal year by distributing the twenty-fourth consecutive dividend, repurchasing stock, and remaining debt free. We continue to be focused on positive earnings and cash flows which will remain the pillars of our strategy moving forward. While revenue from Delhi decreased 11.6% in the first fiscal quarter, I am pleased that production expenses decreased by 13%,” said Jason Brown, President and Chief Executive Officer. Subsequent to the quarter, I am particularly pleased that we closed on an acquisition of a non-operating working interest in the Hamilton Dome field in Wyoming, a long-life, low decline oil producing asset that was announced earlier. This acquisition fits with the Company’s acquisition strategy and is operated by an experienced operator with potential for long term pricing improvement. We are pleased to be partners with Merit Energy and believe that this asset will contribute to our overall cash flows and further support our dividend. Our ability to take advantage of opportunities such as Hamilton Dome highlights the strategy and fiscal discipline we strive to uphold. We continue to look for ways to grow and expand our current assets with similar long-life producing assets that fit within the Company’s strategy to grow while supporting the cash dividends to shareholders.”
Financial Results for the Quarter Ended September 30, 2019
Operating revenues were $9.2 million for the quarter, based on an average realized oil price of $59.32 per barrel and an average realized NGL price of $11.54 per BOE, which generated $3.3 million in income from operations. In the year-ago quarter, operating revenues were $12.3 million with income from operations of $6.0 million, based on an average realized oil price of $71.72 per barrel and an average realized NGL price of $37.28 per BOE. The decrease in oil revenue is primarily due to the 17.3% decrease in realized oil price along with a 6.2% decline in oil production to 149,107 barrels. NGL revenue also decreased due to a price decline of 69.0%, offset with an 8.7% production increase to 26,516 barrels of oil equivalent per day (“BOEPD”). Net total production volumes were 1,910 BOEPD, slightly down from the 1,992 BOEPD from the year-ago quarter. Net income for the quarter was $2.8 million, or $0.08 per diluted share, compared to $3.3 million, or $0.10 per diluted share, in the previous quarter and $5.8 million, or $0.17 per diluted share in the year-ago quarter.
Production costs in the Delhi field were $3.1 million in the current quarter, a decrease of 13.3% from $3.6 million in the prior quarter and 10.7% lower than $3.5 million in the year-ago quarter. Production costs decreased from the prior quarter primarily due to $527,636 of lower CO2 costs, which are tied directly to the price of oil. Purchased CO2 volumes were 69.7 million cubic feet MMcf per day, down 24.3% from 92.1 MMcf per day in the prior quarter. The CO2 cost decline was due to the decrease in purchased CO2 volumes to 69.7 MMcf per day together with a 7.7% decline in cost to $0.84 per mcf.
Depreciation, Depletion & Amortization (“DD&A”) expense for quarter decreased $0.1 million compared to the prior quarter due to a 6.1% decrease in volumes, and decreased $0.1 million from the year-ago quarter due to a 2.5% decrease in our DD&A rate to $8.07 per BOE and a 4.2% decline in total volumes.
General and administrative (''G&A'') expenses were $1.3 million for the current quarter, a 2% increase compared to the prior quarter. G&A expenses increased 2% from the year-ago quarter primarily due to increased non-cash stock compensation expense. The Company continues to monitor and prudently manage G&A expenses to maximize cash flow from operations and funds available for our dividend strategy and potential growth opportunities.

Delhi Operations and Capital Spending
Gross production at Delhi averaged approximately 7,281 BOEPD during the quarter, a 7.2% decrease from the prior quarter and a decrease of 4.2% from the year-ago quarter. Oil production was impacted by seasonal high ambient temperatures during the quarter causing limited CO2 recycle capacity. This resulted in limited capacity to produce high gas/oil ratio wells. Facility modifications resulting in NGL volume uplift in the spring were not sustained due to complications caused by the separation of rich gas to a dedicated facility. The operator is reviewing solutions to return to the higher rates seen in the past quarters.
During the current quarter, we incurred $0.6 million on capital projects consisting of $0.1 million for capital maintenance and $0.5 million for remaining water curtain completion costs for an injection well and a water source well in preparation for Phase V expansion of the CO2 flood into the eastern side of the unit. The current expectation for net capital spending for the remainder of fiscal 2020 is approximately $3.2 million, which includes $0.4 million for the NGL plant filter/separator project, $0.7 million for maintenance capital and $1.9 million budgeted for continuing the development of the field through Phase V later in our fiscal year. We believe that the operator will continue this development and have also budgeted $3.0 million for Phase V completion in fiscal 2021.
Liquidity and Outlook
Working capital decreased by $800,000 from the prior quarter to $31.7 million, impacted by $1.3 million in stock repurchases in the quarter. Our elected borrowing base was reconfirmed at $40 million and Evolution’s reserve-based credit facility remains undrawn. The Company continues to be positioned to fund further profitable development of its producing assets throughout fiscal 2020 and 2021 while retaining sufficient financial resources to capitalize on new growth opportunities and funding for the dividend program.
Acquisition of Oil Field in Wyoming
In a separate press release issued earlier, the Company announced that on November 1, 2019, and effective as of October 1, 2019, our wholly-owned subsidiary, Evolution Petroleum West, Inc., a Delaware corporation, purchased a 23.51% non-operating working interest and a 19.70% revenue interest (NRI 83.79%) in the Hamilton Dome field located in Hot Springs County, Wyoming, from entities owned or controlled by Merit Energy for $9,500,000 in cash, and assumed asset retirement obligations. Merit Energy will continue to operate the field and Merit entities retain the majority ownership of the balance of the working interest.

The field was discovered in 1918 and has been on production for 100 years producing over 160 million barrels of oil. We acquired approximately 450 barrels of net oil production per day, which add approximately 23% to our daily production, and represents a 30% increase to our proved reserves. The operating expense per barrel is somewhat higher than Delhi and the realized oil price is lower, however we believe that improving pipeline capacity to the region will result in a stronger market. This asset is expected to contribute to our overall profitability and further support our dividend moving forward.

Cash Dividend on Common Stock

The Board of Directors declared a cash dividend of $0.10 per share of common stock, which will be paid on December 31, 2019 to common stockholders of record on December 16, 2019. This will be the 25th consecutive quarterly cash dividend on the common stock, which has been paid since the end of calendar year 2013. To date, the Company has paid out $62.7 million to shareholders as dividends. Maintaining the common stock dividend remains a priority for the Company going forward.

Quarterly Conference Call
Evolution Petroleum Corporation will host its financial and operational results call for the quarter ended September 30, 2019 (its first fiscal quarter of 2020) on Thursday, November 7, 2019 at 11:00 a.m. Eastern (10:00 a.m. Central). The call will be hosted by Jason Brown, President & Chief Executive Officer and David Joe, Chief Financial Officer. Details for the conference call are as follows:
Date: Thursday, November 7, 2019
Time: 11:00 a.m. Eastern
Call: 844-602-0380 (toll-free United States & Canada)
Call: 862-298-0970 (toll International)

To listen live via webcast over the internet, click the link https://www.investornetwork.com/event/presentation/55650 or go to our website at http://www.evolutionpetroleum.com/. A replay will be available two hours after the end of the conference call through December 7, 2019 and will be accessible by calling 877-481-4010 (toll-free United States & Canada); 919-882-2331 (toll International) with the replay pin number of 55650.

Upcoming Investor Conference Presentation
Southwest IDEAS Conference - November 20, 2019
Dallas, TX
Presentation Time: 11:05 a.m. CT

Jason Brown, Chief Executive Officer, and David Joe, Chief Financial Officer of Evolution, will present at the Southwest IDEAS Investor Conference on Wednesday, November 20, 2019 at the Westin hotel in Dallas, Texas. Evolution’s presentation is scheduled to begin at 11:05 a.m. Central Time (12:05 p.m. Eastern Time). The presentation will be webcast live and may be accessed at the conference website, www.IDEASConferences.com, or on the home page of the Company's website: www.EvolutionPetroleum.com.  The presentation materials will be available on the Company’s website the day of the event. The IDEAS Investor Conferences are held annually in Boston, Chicago and Dallas and are produced by Three Part Advisors, LLC.  If interested in attending or learning more about the IDEAS conferences, please contact Phillip Kupper, (817) 778 -8339, pkupper@threepa.com.
About Evolution Petroleum
Evolution Petroleum is an independent energy company focused on delivering a sustainable dividend yield to its shareholders through the ownership, management and development of producing oil and gas properties. The Company’s long-term goal is to build a diversified portfolio of oil and gas assets primarily through acquisition, while seeking opportunities to maintain and increase production through selective development, production enhancement and other exploitation efforts on its properties. Evolution’s largest current asset is our interest in a CO2 enhanced oil recovery project in Louisiana's Delhi field. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at www.EvolutionPetroleum.com.
Cautionary Statement
All forward-looking statements contained in this press release regarding current expectations, potential results and future plans and objectives of the Company involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," “outlook,” “should,” “will,” and words of similar meaning are forward-looking statements. Although our expectations are based on business, engineering, geological, financial and operating assumptions that we believe to be reasonable, many factors could cause actual results to differ materially from our expectations and we can give no assurance that our goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the SEC. The Company undertakes no obligation to update any forward-looking statement.
Company Contact:
Jason Brown, President & CEO
David Joe, SVP & CFO
(713) 935-0122

Financial Tables to Follow

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited)

	Three Months Ended September 30,
	2019	2018
Revenues
Crude oil	$8,845,504	$11,397,452
Natural gas liquids	305,944	909,627
Natural gas	767	—
Total revenues	9,152,215	12,307,079
Operating costs
Production costs	3,090,089	3,458,430
Depreciation, depletion and amortization	1,449,754	1,548,460
General and administrative expenses *	1,338,353	1,305,262
Total operating costs	5,878,196	6,312,152
Income from operations	3,274,019	5,994,927
Other
Enduro transaction breakup fee	—	1,100,000
Interest and other income	66,129	46,571
Interest expense	(29,345)	(29,345)
Income before income taxes	3,310,803	7,112,153
Income tax provision	517,983	1,316,352
Net income available to common stockholders	$2,792,820	$5,795,801
Earnings per common share
Basic	$0.08	$0.18
Diluted	$0.08	$0.17
Weighted average number of common shares
Basic	33,126,645	33,102,292
Diluted	33,134,372	33,119,057

* For the three months ended September 30, 2019 and 2018, non-cash stock-based compensation expenses were $332,013 and $215,373, respectively.

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited)

	September 30, 2019	June 30, 2019
Assets
Current assets
Cash and cash equivalents	$31,404,803	$31,552,533
Receivables	2,969,052	3,168,116
Prepaid expenses	363,059	458,278
Total current assets	34,736,914	35,178,927
Oil and natural gas properties, net (full-cost method of accounting)	59,554,106	60,346,466
Other property and equipment, net	24,096	26,418
Total property and equipment	59,578,202	60,372,884
Other assets	351,380	210,033
Total assets	$94,666,496	$95,761,844
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$2,014,031	$2,084,140
Accrued liabilities and other	471,012	537,755
State and federal income taxes payable	592,865	130,799
Total current liabilities	3,077,908	2,752,694
Long term liabilities
Deferred income taxes	11,293,608	11,322,691
Asset retirement obligations	1,586,888	1,560,601
Operating lease liability	126,233	—
Total liabilities	16,084,637	15,635,986
Commitments and contingencies
Stockholders’ equity
Common stock; par value $0.001; 100,000,000 shares authorized; 33,003,134 and 33,183,730 shares issued and outstanding, respectively	33,003	33,183
Additional paid-in capital	41,458,682	42,488,913
Retained earnings	37,090,174	37,603,762
Total stockholders’ equity	78,581,859	80,125,858
Total liabilities and stockholders’ equity	$94,666,496	$95,761,844

Evolution Petroleum Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows
(Unaudited)

	Three Months Ended September 30,
	2019	2018
Cash flows from operating activities
Net income	$2,792,820	$5,795,801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	1,449,754	1,548,460
Stock-based compensation	332,013	215,373
Deferred income tax expense (benefit)	(29,083)	275,380
Other	18,526	4,824
Changes in operating assets and liabilities:
Receivables	199,064	(392,981)
Prepaid expenses	95,219	(415,729)
Accrued liabilities and other	(276,864)	(428,148)
Income taxes payable	462,066	1,053,032
Net cash provided by operating activities	5,043,515	7,656,012
Cash flows from investing activities
Capital expenditures for oil and natural gas properties	(522,413)	(3,089,006)
Net cash used in investing activities	(522,413)	(3,089,006)
Cash flows from financing activities
Cash dividends to common stockholders	(3,306,408)	(3,315,785)
Common share repurchases, including shares surrendered for tax withholding	(1,362,424)	(89,992)
Net cash used in financing activities	(4,668,832)	(3,405,777)
Net change in cash, cash equivalents and restricted cash	(147,730)	1,161,229
Cash, cash equivalents and restricted cash, beginning of period	31,552,533	27,681,133
Cash and cash equivalents, end of period	$31,404,803	$28,842,362

Supplemental disclosures of cash flow information:	Three Months Ended September 30,
	2019	2018
Income taxes paid	$85,000	$462,395
Non-cash transactions:
Change in accounts payable used to acquire oil and natural gas properties	102,981	(405,645)
Oil and natural gas property costs incurred through recognition of asset retirement obligations	—	31,268

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019	Variance	Variance %
Oil and gas production
Crude oil revenues	$8,845,504	$9,833,693	$(988,189)	(10.0)%
NGL revenues	305,944	538,964	(233,020)	(43.2)%
Natural gas revenues	767	739	28	n.m.
Total revenues	$9,152,215	$10,373,396	$(1,221,181)	(11.8)%

Crude oil volumes (Bbl)	149,107	151,836	(2,729)	(1.8)%
NGL volumes (Bbl)	26,516	35,285	(8,769)	(24.9)%
Natural gas volumes (Mcf)	356	299	57	n.m.
Equivalent volumes (BOE)	175,682	187,170	(11,488)	(6.1)%

Crude oil (BOPD, net)	1,621	1,669	(48)	(2.9)%
NGLs (BOEPD, net)	288	388	(100)	(25.8)%
Natural gas (BOEPD, net)	1	1	—	n.m.
Equivalent volumes (BOEPD, net)	1,910	2,058	(148)	(7.2)%

Crude oil price per Bbl	$59.32	$64.77	$(5.45)	(8.4)%
NGL price per Bbl	11.54	15.27	(3.73)	(24.4)%
Natural gas price per Mcf	2.15	2.47	(0.32)	n.m.
Equivalent price per BOE	$52.10	$55.42	$(3.32)	(6.0)%

CO2 costs	$1,284,767	$1,812,403	$(527,636)	(29.1)%
Other production costs	1,805,322	1,750,775	54,547	3.1%
Total production costs	$3,090,089	$3,563,178	$(473,089)	(13.3)%

CO2 costs per BOE	$7.31	$9.68	$(2.37)	(24.5)%
All other production costs per BOE	10.28	9.36	0.92	9.8%
Production costs per BOE	$17.59	$19.04	$(1.45)	(7.6)%

CO2 volumes (Mcf, gross)	6,411,604	8,377,921	(1,966,317)	(23.5)%
CO2 volumes (MMcf per day, gross)	69.7	92.1	(22.4)	(24.3)%

DD&A of proved oil and gas properties	$1,417,754	$1,510,462	$(92,708)	(6.1)%
Depreciation of other property and equipment	2,322	2,874	(552)	(19.2)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	26,287	26,133	154	0.6%
Total DD&A	$1,449,754	$1,542,860	$(93,106)	(6.0)%

Oil and gas DD&A rate per BOE	$8.07	$8.07	$—	—%

n.m. Not meaningful.

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

	Three Months Ended September 30,
	2019	2018	Variance	Variance %
Oil and gas production
Crude oil revenues	$8,845,504	$11,397,452	$(2,551,948)	(22.4)%
NGL revenues	305,944	909,627	(603,683)	(66.4)%
Natural gas revenues	767	—	767	n.m.
Total revenues	$9,152,215	$12,307,079	$(3,154,864)	(25.6)%

Crude oil volumes (Bbl)	149,107	158,906	(9,799)	(6.2)%
NGL volumes (Bbl)	26,516	24,401	2,115	8.7%
Natural gas volumes (Mcf)	356	—	356	n.m.
Equivalent volumes (BOE)	175,682	183,307	(7,625)	(4.2)%

Crude oil (BOPD, net)	1,621	1,727	(106)	(6.1)%
NGLs (BOEPD, net)	288	265	23	8.7%
Natural gas (BOEPD, net)	1	—	1	n.m.
Equivalent volumes (BOEPD, net)	1,910	1,992	(82)	(4.1)%

Crude oil price per Bbl	$59.32	$71.72	$(12.40)	(17.3)%
NGL price per Bbl	11.54	37.28	(25.74)	(69.0)%
Natural gas price per Mcf	2.15	—	2.15	n.m.
Equivalent price per BOE	$52.10	$67.14	$(15.04)	(22.4)%

CO2 costs	$1,284,767	$1,483,852	$(199,085)	(13.4)%
Other production costs	1,805,322	1,974,578	(169,256)	(8.6)%
Total production costs	$3,090,089	$3,458,430	$(368,341)	(10.7)%

CO2 costs per BOE	$7.31	$8.09	$(0.78)	(9.6)%
All other production costs per BOE	10.28	10.78	(0.50)	(4.6)%
Production costs per BOE	$17.59	$18.87	$(1.28)	(6.8)%

CO2 volumes (Mcf, gross)	6,411,604	6,404,282	7,322	0.1%
CO2 volumes (MMcf per day, gross)	69.7	69.6	0.1	0.1%

DD&A of proved oil and gas properties	$1,417,754	$1,516,742	$(98,988)	(6.5)%
Depreciation of other property and equipment	2,322	4,143	(1,821)	(44.0)%
Amortization of intangibles	3,391	3,391	—	—%
Accretion of asset retirement obligations	26,287	24,184	2,103	8.7%
Total DD&A	$1,449,754	$1,548,460	$(98,706)	(6.4)%

Oil and gas DD&A rate per BOE	$8.07	$8.27	$(0.20)	(2.4)%

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